EXHIBIT 2.1

AMENDMENT TO CONTRIBUTION AGREEMENT

This AMENDMENT TO CONTRIBUTION AGREEMENT (this "Amendment") is entered into this _26th day of December, 2006, among (i) Platinum Research Organization, Inc., (f/k/a NorthTech Corporation), a company organized and existing under the laws of Nevada ("NorthTech"), (ii) each of Platinum Research Organization L.P., a limited partnership organized and existing under the laws of Texas ("Platinum"), Lubrication Partners, a joint venture ("GP Transferor") and sole shareholder of Platinum IP Management, Inc., a company organized and existing under the laws of Texas and the general partner of Platinum ("PRO GP"), each person holding a limited partnership interest in Platinum (each, a "Limited Partner") (each Limited Partner and GP Transferor, a "PRO Transferor" and collectively, the "PRO Transferors"), by and through John T. (Cork) Jaeger as the representative of all PRO Transferors (the "PRO Transferor Representative"), and (iii) Steve Drayton as the representative (the "Investor Representative") of all individuals who invest in NorthTech (other than the PRO Transferors) (the "Investors") and who have agreed to be bound by the terms of this Agreement and have appointed Steve Drayton as their representative for purposes of this Agreement, in each case pursuant to a subscription agreement.

R E C I T A L S:

             A. NorthTech, Platinum, the PRO Transferors, the PRO Transferor Representative, the Investors and the Investor Representative are all party to that certain Contribution Agreement dated October 26, 2006 (the "Contribution Agreement"), whereby, among other things, (i) GP Transferor has agreed to contribute all of the capital stock of PRO GP (the "PRO GP Capital Stock") to NorthTech, (ii) the Limited Partners agreed to contribute all of the outstanding limited partner partnership interests of Platinum (collectively, the "Partnership Interests" and together with the PRO GP Capital Stock, the "Interests"), (iii) the Investors agreed to contribute cash to NorthTech, and (iv) certain warrant holders agreed to exercise warrants, and in each case NorthTech agreed to issue shares of capital stock in NorthTech to the PRO Transferors, the Investors and the warrant holders in exchange for their respective contributions, all in a transaction intended to qualify under Section 351 of the Code, all on the terms and conditions set forth therein.

              B. By this Amendment, the parties desire to amend the Contribution Agreement in order to (i) add a new Section 6.24 to provide for the substitution of options issued to certain employees and consultants of Platinum, (ii) extend the Outside Date to February 28, 2007, (iii) amend Exhibit F to provide that the voting rights of the Preferred Stock are on an "as-converted" basis assuming the conversion of the Preferred Stock into Common Stock, (iv) supplement Sections 3.3, 3.6, 3.9(a) and 3.10(a) of the Disclosure Letter to include certain options issued to certain employees and consultants of Platinum, and (v) enter into certain other agreements between the parties, as set forth in this Amendment.

A G R E E M E N T:

               Now, therefore, in consideration of the premises and the mutual covenants and agreements contained in this Amendment and the Note, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

          1. Definitions. Capitalized terms not defined in this Amendment shall have the meanings given to such terms in the Contribution Agreement.

          2. Amendment to Article 6. Article 6 of the Contribution Agreement shall be amended and restated to include a new Section 6.24 which shall read in full as follows:

            "6.24 Options to Purchase Equity Interests. To the extent that Platinum previously issued options ("Equity Options") to purchase equity interests in Platinum and such Equity Options have not expired as of the date of the consummation of the transactions contemplated under this Agreement (the "Transaction Date"), such Equity Options will thereupon be cancelled, and the persons who were previously granted such Equity Options (the "Optionees") shall have no rights thereunder. In substitution of the cancelled Equity Options, NorthTech agrees to issue options ("Stock Options") to purchase shares of common stock in NorthTech, such grants to be effective as if granted on the original grant date of the cancelled Equity Options and to contain terms identical to the cancelled Equity Options (except to the extent such terms are rendered inoperative); provided, however, that the exercise price of the Stock Options and the number of Stock Options to be issued to the Optionees shall be determined, and may be adjusted, in accordance with Treasury Regulations 1.424-1, as if the Stock Options were intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable guidance under Code Section 409A. An Optionee shall not receive any additional right or benefit under the Stock Options that the Optionee did not have under the Equity Options immediately prior to the Transaction Date."

             3. Amendment to Definition of "Outside Date". The Definition of "Outside Date" as set forth in Exhibit A to the Contribution Agreement shall be amended and restated to read in full as follows:

                  "Outside Date" shall mean February 28, 2007."

              4. Amendment to Exhibit F. Exhibit F to the Contribution Agreement shall be amended and restated in its entirety and shall be replaced with Schedule 1 to this Amendment.

              5. Supplement to Sections 3.3, 3.6, 3.9(a) and 3.10(a) of the Disclosure Letter. Sections 3.3, 3.6, 3.9(a) and 3.10(a) of the Disclosure Letter to the Contribution Agreement shall be amended and restated in their entirety and shall be replaced with Schedule 2 to this Amendment.

             6. Ratification. Except as expressly amended as set forth in this Amendment, the Contribution Agreement remains unchanged and is hereby ratified and confirmed in all respects. The Contribution Agreement, as amended hereby, is to be construed in a manner that is consistent with the amendments contained in this Amendment.

              7. Choice of Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of laws.

              8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

              9. Conflicts. If there is a conflict between the terms of this Amendment and the terms of the Contribution Agreement, the terms of this Amendment shall control.

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IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date first above written.

PLATINUM RESEARCH ORGANIZATION, L.P.

By: Platinum IP Management, Inc.
Its: General Partner

/s/ John T. (Cork) Jaeger, Jr.

By:
Name: John T. (Cork) Jaeger, Jr.
Title: Chief Executive Officer

   PLATINUM IP MANAGEMENT, INC.

                    /s/ John T. (Cork) Jaeger, Jr.

By:
Name: John T. (Cork) Jaeger, Jr.
Title: Chief Executive Officer

                                                                                                          John T. (Cork) Jaeger, in his capacity as PRO Transferor
                                                                                                          Representative

                                                                                                            NORTHTECH CORPORATION

                                                                                                                        /s/ Cecelia Pineda

By: _____________________________
Name: Cecelia Pineda
Title: President and CEO

                                                                                                                /s/ Steve Drayton

                                                                                                              Steve Drayton, in his capacity as Investor Representative

SCHEDULE 1

Exhibit F

to

Contribution Agreement

                  Form of
      Certificate of Designation

SCHEDULE 2

[to come]